Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

American States Water Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate(2)	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common Shares, no par value	Rule 457(r)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
Total Offering Amounts
	Total Fees Previously Paid							--
	Total Fee Offsets							--
Net Fee Due

(1)            Omitted pursuant to Form S-3 General Instruction II.E. An unspecified number or amount of common shares is being registered as may be issued from time to time at indeterminate prices. Pursuant to Rule 416(a) under the Securities Act, as amended, this registration statement also covers any additional securities that may become hereunder as a result of stock splits, stock dividends or similar transactions.

(2)            In reliance on and in accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of the registration fee. Registration fees will be paid subsequently on a “pay as you go” basis. The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.